U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 23, 2004

Commission file number 0-23619

Tarpon Coast Bancorp, Inc.

(Exact name of small business issuer as specified in its charter)

Florida	65-0772718

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1490 Tamiami Trail
Port Charlotte, FL 33948-1004

(Address of principal executive offices)

941-629-8111

(Registrant’s telephone number)

Signatures

Item 12. Results of Operations and Financial Condition.

Tarpon Coast Bancorp, Inc. Reports Second Quarter 2004 Operating Results

PORT CHARLOTTE, Fla., July 23 /PRNewswire/ — Tarpon Coast Bancorp, Inc. (OTC Bulletin Board: TCBA) today announced its operating results for the second quarter of 2004. For the three-month period ending June 30, 2004, the Company reported net income of $147,000 or $.12 per share compared with $264,000 or $.22 per share for the same period in 2003. While net income between the corresponding fiscal quarters decreased, income before income taxes increased from $146,000 in 2003 to $245,000 in 2004 or by 68%. Net income for the second quarter of 2003 was favorably and disproportionately impacted by the recognition of $118,000 in previously unrecognized net operating loss carry-forward deferred tax benefits, while results for 2004 include a provision for income taxes consistent with that determined by the application of statutory income tax rates on pre-tax income. For the six month periods ending June 30, 2004 and 2003, pre-tax income was $514,000 and $233,000, respectively, or and increase of 121%. However, net income for the comparable six month periods decreased disproportionately from $433,000 in 2003 to $310,000 in 2004, once again because of the recognition of previously unrecognized deferred tax benefits of $200,000 in 2003.

Net interest margins for the current quarter improved from 4.40% in 2003 to 4.81% in 2004. This improvement in net interest margins contributed $114,000 to net interest income over that reported for 2003. Average earning assets between the comparable three-month periods increased by 14% contributing another $155,000 to net interest income over reported 2003 levels. For the comparable six month periods ending June 30, 2004 and 2003, net interest margins were 4.79% and 4.48%, respectively, improving earnings by $172,000, while volume increases of 16% contributed $347,000.

The Company is planning to open its fourth full-service banking center, expanding its primary market to encompass the greater Punta Gorda, Florida area. Management anticipates commencing business in a modular banking facility during the third quarter of 2004 while it constructs its permanent facility.

A financial table follows:

	Second Quarter		Year to Date
	2004	2003	2004	2003
	(Dollars in Thousands, Except Per Share Amounts)
Balance Sheet Data:
Total Assets	—	—	$129,725	$115,586
Total Customer Deposits	—	—	$119,875	$106,069
Gross Loans	—	—	$99,681	$82,671

Operating Statement Data:
Net Interest Income	$1,354	$1,085	$2,626	$2,107
Provision for Loan Losses	$64	$120	$64	$169
Non-interest Income	$331	$489	$681	$928
Non-interest Expenses	$1,376	$1,308	$2,729	$2,633
Income (Taxes) Benefit	$(98)	$118	$(204)	$200
Net Income	$147	$264	$310	$433
Basic Income Per Share	$.12	$.22	$.26	$.36
Basic Income Per Share	$.12	$.22	$.25	$.36

Number of banking offices	—	—	3	3

Except for historical information contained herein, this news release contains comments or information that constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involves significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements.

Signatures

Pursuant to the requirements of the securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tarpon Coast Bancorp, Inc.
/s/ Lewis S. Albert
Lewis S. Albert
Chief Executive Officer

Date: July 23, 2004